Exhibit 6.85.3

GENERAL AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT (RESALE) NO.

This General Amendment to Real Estate Purchase Agreement (Resale) (this "General Amendment", effective on the date last signed below, is attached to and made a part of the Real Estate Purchase Agreement (Resale) dated 2021-11-06 "Contract", and collectively, with this General Amendment, and any exhibits, schedules, attachments or other addenda, the "Agreement") between Seller and Buyer for the Property located at 10711 Truckee Cir Commerce City CO 80022 (the "Property"). Capitalized terms used, but not defined in this General Amendment, shall have the meanings set forth in the Agreement. The Contract shall remain in full force and effect, except as expressly modified by this General Amendment or any other addenda. In the event of any inconsistencies between the Contract and this General Amendment, the terms and conditions of this General Amendment shall prevail.

Seller and Buyer desire to amend the Contract as more particularly set forth herein.

AGREEMENT:

NOW THEREFORE, in consideration of these mutual terms and conditions herein contained, the parties hereby agree as follow:

Seller will issue a credit of $3,000 to buyer towards closing costs and prepaids.

SELLER:

[redacted]

By: [redacted] 11-24-2021 02:32:23 PM MST - 2-1
Name: [redacted]
Title: Authorized Signatory
Date: 11/24/2021

BUYER: [redacted]

By: [redacted]
Name:
Title:
Date: 11/22/2021

By:
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